EXHIBIT 99.1

FOR IMMEDIATE RELEASE - July 25, 2003
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"Service 1st Bancorp Results for Second Quarter"

July 25, 2003

Service 1st Bancorp announced record quarter results for June 30, 2003. At Service 1st Bank, the Bancorp's wholly owned subsidiary, assets grew 19.4% over the comparable period of 2002. Total assets were $92,969,764 versus $77,833,134. Total net loans increased 17.4% to $46,935,294 and total deposits expanded 20.9% to $84,330,341.

Net income for Service 1st Bank for the first six months increased $83,381 from $76,475 in 2002 to $159,793 for 2003. This represents an improvement of 109% over the same period of 2002. During 2003, there were expenses related to the formation of the holding company of $76,047. As a result of the formation costs, consolidated net income for the six months ended June 30, 2003 was $83,746 compared to $76,475 for the comparable period in 2002.

"The formation of the holding company was consummated on June 26, 2003, and most of the expense involved in the formation is now behind us. We currently anticipate that the remaining portion of the year should be more profitable" said Mr. Brooks, Chairman and CEO of Service 1st Bancorp.

The new loan production office in Castro Valley is beginning to contribute and we anticipate this will have a greater impact in the balance of the year as more loans will be originated resulting in an improved contribution to profit.


Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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